Exhibit 10.2

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT is made and entered into effective this 30th day of October, 2019 (the “Effective Date”), by and between IIP-IL 3 LLC, a Delaware limited liability company (“Landlord”), PHARMACANN LLC, an Illinois limited liability company (“Tenant”), and IIP OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Parent Company”). Landlord, Tenant and Parent Company shall sometimes collectively be referred to herein as the “Parties.”

RECITALS

A.            WHEREAS, concurrent with the execution of this Agreement, Landlord acquired certain real property located at 1200 East Mazon, Dwight, Illinois, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Land”);

B.            WHEREAS, concurrent with the execution of this Agreement, Landlord and Tenant entered into that certain Lease dated October 30, 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the “Lease”), pursuant to which Tenant leases the Premises;

C.            WHEREAS, Tenant desires to make certain renovations to existing buildings on the Land and to construct and develop certain new industrial and greenhouse Improvements on the Land for medical-use cannabis cultivation and processing, subject to and in accordance with the terms and conditions of this Agreement and the Lease;

D.            WHEREAS, Landlord has agreed to pay or reimburse Tenant for the costs of completing the Improvements up to the Construction Contribution Amount, subject to and in accordance with the terms and conditions of this Agreement and the Lease; and

E.             WHEREAS, Tenant will derive certain direct and indirect benefits from the construction of the Improvements pursuant to this Agreement and the Lease.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.              Definitions. In addition to those terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“AAA” shall have the meaning given to such term in Section 11.2 of this Agreement.

“AAA Rules” shall have the meaning given to such term in Section 11.9(a) of this Agreement.

“Architect Arbitrator” shall have the meaning given to such term in Section 11.4 of this Agreement.

“Affiliate” shall mean any person or entity that, directly or indirectly, controls or is controlled by or is under common control with any other entity.

“Agreement” shall mean this Development Agreement, as amended from time to time.

“Application” shall have the meaning given to such term in Section 6.1 of this Agreement.

“Attorney Arbitrator” shall have the meaning given to such term in Section 11.4 of this Agreement.

“Authorized Excess Development Costs” shall have the meaning ascribed to such term in Section 8 of this Agreement.

"Bankruptcy Code" means the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time).

“Budgeted Development Costs” shall mean all Development Costs which are authorized pursuant to the Development Plan and Budget, which shall include, without limitation, (a) a fee to Landlord equal to Twenty-Five Thousand Dollars ($25,000.00) to cover Landlord's overhead and expenses for plan review, engineering review, coordination, scheduling and supervision of the Development and (b) reimbursement for Landlord's third-party costs actually incurred in connection with the Development, including Landlord's engagement of a construction consultant to oversee the Development, provided that any such costs shall be reasonable and shall be reasonably consistent with market rates paid for similar services.

“Buildings” shall mean an approximately Eighteen Thousand Two Hundred Sixty Five (18,265) square foot new grow facility with mechanical, electrical and storage room support areas (which will be attached to, and integrated with, the existing approximately Forty-Eight Thousand Three Hundred Forty One (48,341) square foot headhouse), together with all related facilities and improvements suitable for the Permitted Use, subject to changes as may be made in accordance with this Agreement.

“Completion Date” shall mean the date which corresponds to the last to occur of each of the Completion Events.

“Completion Events” shall mean the following events: (a) the substantial completion of the construction, development and installation of the Improvements and the performance of all other construction and development work for the Development in accordance with the Development Plan and Budget, as evidenced by a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor; (b) Landlord has received copies of all certifications and approvals with respect to the Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, including the issuance of a certificate of occupancy or similar governmental approval suitable for the Permitted Use; (c) the full performance by the general contractor(s) of all of its (their) duties and obligations under the construction contracts with regard to the Development in accordance with the Development Plan and Budget, other than those items set forth on a Punch-List prepared by the Tenant and delivered to the general contractor(s); (d) Landlord has received the general contractor’s final unconditional waiver and release of lien and final unconditional waivers and releases of liens from each subcontractor and material supplier with respect to the Improvements; (e) Landlord has received complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc for the Improvements; (f) Landlord has received an as-built ALTA survey depicting the Improvements and otherwise reasonably acceptable to Landlord; (g) Landlord has received a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all mechanical, electrical and plumbing systems installed in connection with the Development; (h) Landlord, at Tenant’s sole cost and expense, has received an ALTA owner’s policy of title insurance with extended coverage, with liability coverage in the amount of $25,000,000) (including by means of endorsement or supplement to Landlord’s existing title policy), and affirmative coverage for any appurtenant easements to the Premises, which title policy (or supplement or endorsement) shall be issued by a title company reasonably acceptable to Landlord and shall otherwise be in form and substance reasonably acceptable to Landlord; and (i) Landlord has received such other “close out” materials as Landlord reasonably requests.

“Construction Contribution Amount” shall mean an amount not to exceed Seven Million Dollars ($7,000,000.00).

“Construction Contribution Deadline” shall have the meaning given to such term in Section 6.1 of this Agreement.

“Construction Payment” shall have the meaning ascribed to such term in Section 6.2 of this Agreement.

“Contractor Arbitrator” shall have the meaning given to such term in Section 11.4 of this Agreement.

“Default” shall have the meaning ascribed to such term in the Lease.

“Development” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

“Development Approvals” shall mean: (a) any and all land use and development entitlements, permits and authorizations relating to the Development; (b) utility hook-up rights, water allocations, water rights, sewer capacity, density allocations and other similar rights or approvals regarding the Development; (c) any and all documents, agreements, instruments and/or understandings with any local, state or federal governmental agency concerning the construction and development of any on-site or off-site improvements by one or more of such governmental agencies; and (d) any and all approvals and/or consents required to be obtained in connection with the Development for compliance with any CC&Rs (as such term is defined in the Lease).

“Development Costs” shall mean, with respect to the Improvements, any and all costs, fees and expenses incurred by Tenant arising out of and in connection with the Improvements.

“Development Plan and Budget” shall have the meaning ascribed to such term in Section 5.1 of this Agreement and shall include any Revised Development Plan and Budget if (and as) approved by Landlord in accordance with Section 5.2, below.

“Disbursement Claim” shall have the meaning ascribed to such term in Section 11.1 of this Agreement.

“Disapproved Matters” shall have the meaning ascribed to such term in Section 4.6 of this Agreement.

“Effective Date” shall the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Excess Development Costs” shall mean those Development Costs which are in excess of the aggregate amounts allocated to Development Costs in the Development Plan and Budget.

“Final Arbitration Decision” shall have the meaning ascribed to such term in Section 11.10 of this Agreement.

“Improvements” shall mean the Buildings and related improvements and facilities to be constructed on the Land, as generally depicted on Exhibit B attached hereto, in accordance with the Development Plan and Budget and any work, improvements or items reasonably inferable therefrom as necessary to produce a functional facility consistent with the Permitted Use, including, without limitation, all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping, fencing, signs, parking facilities, access ways, walkways and related facilities.

“Initial Meeting” shall have the meaning ascribed to such term in Section 11.1 of this Agreement.

“Insolvency” shall mean either: (a) when the Tenant (i) has an order for relief entered with respect to it under Chapter 7 or Chapter 11 of the Bankruptcy Code; (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary petition under the Bankruptcy Code; (iv) files a petition or answer seeking for the Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Tenant in any proceeding of this nature; and/or (vi) seeks, consents to or acquiesces the appointment of a trustee, receiver or liquidator of the Tenant or of all or any substantial part of the Tenant’s properties; or (b) (i) sixty (60) calendar days after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation, the proceeding has not been dismissed; or (ii) if, within sixty (60) calendar days after the appointment without the Tenant’s consent or acquiescence of a trustee, receiver or liquidator of the Tenant or of all or any substantial part of the property or estate of the Tenant, the appointment is not vacated or stayed or within sixty (60) calendar days after the expiration of any such stay, the appointment if not vacated.

“Land” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Lease” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Landlord” shall the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Landlord Event of Default” shall have the meaning ascribed to such term in Section 9.7 of this Agreement.

“Legal Requirements” shall mean any and all laws, statutes, ordinances, codes, orders, rules, regulations, permits, licenses, authorizations, entitlements (including, without limitations, any and all Development Approvals), official orders and requirements of, or conditions imposed by, all federal (to the extent not in direct conflict with applicable state, municipal or local cannabis licensing and program laws, rules and regulations), state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law, hazardous waste rules and regulations, and state cannabis licensing and program laws, rules and regulations, state, and local governmental regulatory agencies and authorities and any covenants, conditions and restrictions of record encumbering the Land, in each case which are as of the date hereof or hereafter become applicable to the construction, development or operation of the Improvements, including, without limitation, any of the foregoing relating in any way to hazardous material and/or hazardous waste.

“Notice of Demand” shall have the meaning ascribed to such term in Section 11.2 of this Agreement.

“Panel” shall have the meaning ascribed to such term in Section 11.3 of this Agreement.

“Parent Company” shall the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Parties” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Permitted Use” shall have the meaning ascribed to such term in the Lease.

“Premises” shall have the meaning ascribed to such term in the Lease.

“Prior Course of Dealing” shall have the meaning ascribed to such term in the Lease.

“Project Agreements” shall have the meaning ascribed to such term in Section 3.5 of this Agreement.

“Punch-Lists” shall have the meaning ascribed to such term in Section 3.12 of this Agreement.

“Required Arbitration Construction Payments” shall have the meaning ascribed to such term in Section 11.10 of this Agreement.

“Revised Development Plan and Budget” shall have the meaning ascribed to such term in Section 5.2 of this Agreement.

“Schedule” shall have the meaning ascribed to such term in Section 5.4 of this Agreement.

"SEC Information" shall have the meaning ascribed to such term in Section 3.19 of this Agreement.

“Submission” shall have the meaning ascribed to such term in Section 4.1 of this Agreement.

“Tenant” shall the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Tenant Event of Default” shall have the meaning ascribed to such term in Section 9.2 of this Agreement.

“Term” shall have the meaning ascribed to such term in Section 9.1 of this Agreement.

“Termination Event” shall have the meaning ascribed to such term in Section 9.1 of this Agreement.

“Unauthorized Excess Development Costs” shall have the meaning ascribed to such term in Section 8 of this Agreement.

2.                   Tenant Improvements.

2.1                Incorporation Into Lease. The Parties acknowledge and agree that the terms and conditions of this Agreement shall be deemed part of and incorporated into the Lease. For the avoidance of doubt, the occurrence of a Tenant Event of Default or a Landlord Event of Default under this Agreement shall constitute a Default by such Party under the Lease.

2.2                General Requirements. Tenant hereby agrees to secure all necessary Development Approvals in connection with the construction and development of the Improvements, all in accordance with the Development Plan and Budget (collectively, the “Development”); and (b) perform all other duties and obligations to be performed by Tenant in accordance with the terms and conditions of this Agreement, including without limitation, those duties, responsibilities and obligations set forth in Section 3 hereof. Without limiting the foregoing, Tenant shall use commercially reasonable and diligent efforts to cause the Completion Date to occur no later than the date set forth in the Schedule, provided that the Completion Date shall be subject to a day-for-day extension for any actual delays resulting from events of force majeure beyond the reasonable control of Tenant.

During the Term of this Agreement, Tenant shall fully and timely perform all of the duties, responsibilities and obligations required to be performed by Tenant pursuant to this Agreement and the Development Plan and Budget in a commercially reasonable manner, comparable with other similar quality industrial developments to be used for similar uses in the greater Dwight, Illinois market. In connection with the foregoing, Tenant hereby covenants to furnish its commercially reasonable skill and judgment in performing its obligations hereunder. Tenant shall perform its duties, responsibilities and obligations under this Agreement in a reasonably timely, efficient, expeditious, prudent and economical manner, consistent with the interest of Landlord, subject in any event to and in accordance with commercially reasonable standards, and this Agreement and the Development Plan and Budget.

2.3                Employees and Independent Contractors. Tenant shall employ, on its own behalf and not as employees or independent contractors of Landlord, at all times a sufficient number of capable employees and/ or independent contractors to enable it to fulfill Tenant’s duties, responsibilities and obligations under this Agreement. All salaries, wages, compensation and benefits paid or payable to any employees and/ or independent contractors of Tenant shall be borne solely by Tenant and shall not be borne by Landlord, provided such costs shall be reimbursable to Tenant as a Budgeted Development Cost to the extent the same is included in the Development Plan and Budget, subject to the terms and conditions of this Agreement. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Development shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2.4                Other Activities. This Agreement shall not restrict Tenant or any of its Affiliates from engaging in any other development or business activities. Notwithstanding the foregoing, in no event shall Tenant, during the Term of this Agreement, engage in any other development or business activities which might or will materially interfere with Tenant’s ability to perform its duties, responsibilities and obligations under this Agreement.

2.5                Authorized Representatives.

(a)                 Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Catherine Hastings as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Agreement and (ii) an officer of Landlord as the person authorized to sign any amendments to this Agreement or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)                Tenant designates Chris Atkinson (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Agreement. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

3.                   Duties of Tenant. Subject to the terms and conditions of this Agreement and the Development Plan and Budget, and in addition to the other duties, responsibilities and obligations of Tenant under this Agreement, Tenant hereby agrees to and shall, at Tenant’s sole cost and expense, fully and timely perform (or cause to be performed) in a commercially reasonable manner the duties, responsibilities and obligations set forth in this Agreement including, without limitation, the duties, responsibilities and obligations set forth below. Tenant shall not undertake the performance of any of the duties, responsibilities and obligations set forth in this Section 3 or elsewhere in this Agreement unless such duties, responsibilities and obligations are expressly authorized pursuant to the Development Plan and Budget or are otherwise approved by Landlord pursuant to Section 4 hereof.

3.1               Secure all Development Approvals and all other necessary permits, licenses, consents, authorizations, zoning variances or changes, (whether regulatory, governmental, quasi-governmental or otherwise), which may be reasonably necessary or appropriate in connection with the Development.

3.2                Secure all surveys, soil tests and other studies and reports necessary to secure all Development Approvals reasonably required for the Development and provide Landlord with electronic copies of all of the foregoing to the extent in Tenant’s possession or reasonable control.

3.3                Cause to be prepared and review all preliminary plans, working drawings, plans and specifications and construction cost estimates reasonably required for the Development (and provide Landlord with electronic copies of all of the foregoing to the extent in Tenant’s possession or reasonable control), and verify the compliance of such plans, working drawings, plans and specifications and construction cost estimates with this Agreement and the Development Plan and Budget.

3.4                Secure all other documents, agreements, instruments, reports, studies, surveys, maps, and all other materials reasonably necessary for the Development.

3.5                Solicit and negotiate all agreements, contracts, documents and other instruments reasonably necessary in order to undertake the activities required to be performed by Tenant pursuant to Sections 3.1, 3.2, 3.3 and 3.4 above and/or to otherwise commence and/or complete the Development (“Project Agreements”), which Project Agreements may include, without limitation, any and all construction contracts and subcontracts, architectural and engineering contracts, supply contracts, applications and/or agreements with governmental authorities, as the same may be amended from time to time. In the event any proposed Project Agreements are with any Affiliate of Tenant, Tenant shall specifically notify Landlord when processing such proposed Project Agreement with Landlord for Landlord’s approval pursuant to Section 4 hereof. In connection with Landlord’s review of such Project Agreements pursuant to Section 4 hereof, Landlord shall not unreasonably disapprove a proposed Project Agreement which is consistent with the Development Plan and Budget. In no event shall Tenant be authorized to enter into or execute any such Project Agreements in the name of or on behalf of Landlord.

3.6               Oversee, supervise and manage the planning, design, construction, and development of the Improvements, all in accordance with the Development Plan and Budget and in compliance with the Development Approvals and other Legal Requirements.

3.7               Oversee, supervise, manage and coordinate on a daily basis, the services of all employees, architects, contractors, subcontractors, supervisors, engineers and other individuals and entities to carry out the Development, or any portion thereof.

3.8                Coordinate and conduct bi-weekly on-site meetings with members of the construction and development team.

3.9                Prepare and submit to Landlord a monthly status report with respect to the progress of the Development, which status report shall be in form and substance reasonably satisfactory to Landlord.

3.10              Review applications for payment by its contractors and their subcontractors in connection with the Development and process applications for payment in accordance with the terms and conditions of this Agreement, including satisfying the conditions necessary to secure any disbursement of funds for payment of such application pursuant to Section 6 below.

3.11              Undertake commercially reasonable efforts to determine and verify the substantial and final completion of all construction and development work to be performed and/or services to be provided in connection with the Development including, without limitation, the substantial and final completion of all obligations to be performed pursuant to the applicable Project Agreements.

3.12             Undertake commercially reasonable efforts to ensure that its contractor prepares any and all punch-lists of incomplete or unsatisfactory work and other activities in connection with the Development (“Punch-Lists”), and undertake commercially reasonable efforts to cause contractor to complete all items on such Punch-Lists.

3.13              Coordinate and arrange for all utility services and required easements necessary for the Development.

3.14             Prepare and submit all applications, forms and packages to secure the payment of any and all discounts, rebates, refunds, subsidies, or other concessions referenced in the Development Plan and Budget (if any).

3.15             Upon completion of the Development, procure an as-built ALTA survey that depicts the Improvements and is otherwise reasonably acceptable to Landlord.

3.16             Promptly notify Landlord of any material disputes with contractors, vendors, materialmen or suppliers, in any case, of which it has received written notice, and exert all commercially reasonable efforts to give notice to Landlord prior to any liens filed against all or any portion of the Land to the extent the Tenant has received written notice of the same. As soon as reasonably practicable following its receipt of written notice of, or otherwise becoming aware of, any labor or materialmen’s liens or any other liens, liabilities or encumbrances against all or any portion of the Land relating to the Development, Tenant shall provide written notice of such liens, liabilities or encumbrances to Landlord. The amount of such lien, liability or encumbrance shall be fully paid or otherwise satisfied by Tenant (or insured over by the title company selected by Tenant, at Tenant's sole cost and expense). As used herein, "actual knowledge" of Tenant shall mean the actual (and not imputed) knowledge of each of Teddy Scott, Brett Novey, Chris Atkinson and Robert McQueen without duty to inquire or investigate.

3.17             Promptly notify Landlord in writing of any potential construction defects and warranty claims in connection with the Development of which Tenant has actual knowledge and Tenant’s recommendation for prosecuting such matters. Upon instruction from Landlord, Tenant shall pursue the course of action directed by Landlord.

3.18              Secure and maintain at Tenant’s principal place of business all guarantees, warranties, affidavits, waivers, releases, bonds, keys, operating and maintenance manuals, certificates of occupancy and other permits and approvals with respect to the Development and provide Landlord with electronic copies of all of the foregoing to the extent in Tenant’s possession or reasonable control.

3.19              Establish and maintain complete and accurate books and records with respect to the Development, together with sufficient documentation to fully support each of the entries in such books and records. Such books and records shall include proper entries of all receipts, income and disbursements pertaining to the Development. Such books and records shall be and remain the property of the Landlord (subject to Tenant’s right to retain copies) and be maintained by Tenant at Tenant’s principal place of business or at the on-site construction office on or near the Land. In connection with the foregoing, Tenant shall make such books and records available to Landlord and its representatives for inspection and audit at Tenant’s principal place of business or at the on-site office (or at another location previously approved by Landlord) at any time and from time to time during regular business hours. Without limiting the foregoing, Tenant shall provide, as reasonably requested by Landlord, any necessary or appropriate documents, periodic reports, materials and information to Landlord and/or any other financial institution or lenders designated by Landlord, or attorneys and accountants selected by Landlord. Tenant shall cooperate with accountants and attorneys selected by Landlord in the preparation of all tax returns and reports required to be filed by Landlord and/or its Affiliates (including, without limitation, federal income tax returns, state income tax and/or franchise tax returns, if any, state intangible tax returns, if any, and state annual reports, if any) and shall provide to such accountants and/or attorneys all books and records pertaining to the Development that are requested and that are in the possession and control of Tenant, it being understood and agreed that Tenant shall have no authority or responsibility to execute or file any returns of Landlord or its Affiliates. Additionally, Tenant acknowledges that Landlord or one of its Affiliates may be required to file various reports and other information with the Securities and Exchange Commission and other regulatory agencies. Accordingly, Tenant hereby agrees to and shall timely provide to Landlord and/or such Affiliates any and all reports and other information required pursuant to this Section (provided such reports and other information pertain directly to the services to be performed by Tenant pursuant to this Agreement), together with all other reports and other information that may be reasonably requested from time to time by Landlord and/or its Affiliates (provided such reports and other information pertain directly to the services to be performed by Tenant pursuant to this Agreement), all of which shall be in form and content reasonably satisfactory to Landlord or such Affiliate (“SEC Information”). All SEC Information requested by Landlord and/or any of its Affiliates shall be delivered by Tenant to Landlord or such Affiliate within ten (10) calendar days of the date of such request by Landlord and/or such Affiliate.

3.20              Establish and maintain complete and orderly files containing correspondence, insurance policies, receipts, all paid and unpaid bills, vouchers and all other documents and papers pertaining to the Development, all of which shall be and remain the property of Landlord (subject to Tenant’s right to retain copies) and shall be available to Landlord and its representatives for inspection at Tenant’s principal place of business, the construction office located on-site for the Development or at another location previously approved by Landlord at any time and from time to time during regular business hours.

3.21               Immediately advise Landlord of the discovery of any hazardous substances or materials in, on or about the Land.

3.22             Promptly advise the Landlord of any actual or threatened legal action, condemnation proceeding, claim, tax assessment or damage adversely affecting the Land and/or the Development which becomes known to Tenant.

3.23             At all times comply with all statutes, ordinances, rules and regulations, licenses and permits, and other Legal Requirements applicable to the performance of its duties, responsibilities and obligations under this Agreement.

3.24             At all times comply with all covenants, conditions and restrictions of record affecting the Land, including, without limitation, all Project Agreements.

3.25             Perform all other duties and obligations to be performed by Tenant in accordance with the terms and conditions of this Agreement and in accordance with the Prior Course of Dealing.

4.                   Landlord’s Approvals. In connection with the performance by Tenant of all of its duties and obligations as set forth in this Agreement, Tenant acknowledges and agrees that it is obligated to secure the prior written approval from Landlord with respect to all matters not previously authorized pursuant to the Development Plan and Budget in accordance with the procedures set forth below. Without limiting the foregoing, Tenant shall submit to Landlord, for Landlord’s review and approval, which approval shall not be unreasonably withheld, such items expressly requiring Landlord’s prior written approval pursuant to this Agreement. Landlord’s prior written approval shall be secured by Tenant in accordance with the following procedures:

4.1                Tenant shall prepare and submit to the Landlord, for Landlord’s review and approval, all matters expressly required to be reviewed and approved by Landlord pursuant to this Agreement, together with any original documents, agreements, instruments, correspondence and other information reasonably required by Landlord to make a determination as to the matters being reviewed and approved “Submission”). All Submissions to be made to Landlord pursuant to this Section 4 shall only be effective if such Submissions are delivered pursuant to the provisions of this Agreement.

4.2                Each Submission shall include a notation on the transmittal letter accompanying such Submission, which states that the matters being delivered to Landlord shall be deemed approved by Landlord, unless Landlord timely delivers its notice of disapproval pursuant to this Section 4.

4.3                Landlord shall have a period of ten (10) calendar days after receipt by Landlord of each Submission in which to review such Submission and deliver to Tenant written notice of either its approval or disapproval with respect to the matters being reviewed or of any additional information reasonably required by Landlord in order to make such a determination. Landlord shall notify Tenant as soon as reasonably practicable in the event Landlord requires such additional information.

4.4                In the event Landlord fails to timely deliver to Tenant written notice of its approval or disapproval of the Submission pursuant to Section 4.3 hereof, the Submission shall be deemed approved.

4.5                In the event Landlord timely approves (or is deemed to have approved) any such Submission, the Landlord and/or the Tenant, as applicable, shall take such actions required to implement such approved matters.

4.6                In the event Landlord disapproves of any of the matters of such Submission (“Disapproved Matters”), Landlord shall advise Tenant in writing of its disapproval and the basis for such disapproval. In such a case, Tenant may take such actions required to satisfy Landlord with respect to the Disapproved Matters and resubmit such matters to Landlord, for Landlord’s review and approval, pursuant to this Section 4.

5.                   Development Plan, Budget and Schedule.

5.1                Development Plan and Budget. As soon as practicable following the date of this Agreement, Tenant shall prepare the initial Development Plan and Budget in connection with the Development (if, and as, approved by Landlord, and as may be modified from time to time hereunder, the “Development Plan and Budget”). Tenant will consult with Landlord in connection with the preparation of the initial Development Plan and Budget. Following Landlord’s approval of the initial Development Plan and Budget, Landlord and Tenant shall attach the same as Exhibit C to this Agreement. During the Term of this Agreement, Tenant shall use commercially reasonable efforts to comply with the terms and conditions of the Development Plan and Budget. Notwithstanding the foregoing, Tenant may exceed the line item amount allocated to any such expenditure as set forth in the Development Plan and Budget, without the approval by Landlord, provided the following conditions are satisfied: (a) such expenditure does not exceed the applicable line item (determined on an aggregate basis), by more than One Hundred Thousand Dollars ($100,000.00), or thirty percent (30%), whichever is less; (b) Tenant has recognized cost savings in other categories of the Development Plan and Budget of equal or greater amounts thereby resulting in no net overall increase in the Development Plan and Budget; and (c) any such expenditure or cost savings does not result in a material modification of the conceptual plan for the Improvements as set forth in the Development Plan and Budget.

5.2                Revision of the Development Plan and Budget. During the Term of this Agreement, Tenant or Landlord may determine that the Development Plan and Budget is no longer applicable because of changes in conditions, circumstances, planned operations, or otherwise. In such case, Tenant shall prepare and submit to the Landlord, for Landlord’s review and approval, a revised Development Plan and Budget (if, and as, approved by Landlord as required above, the “Revised Development Plan and Budget”) for the remainder of the Term of this Agreement, indicating in narrative form the reasons why the assumptions used as the basis of preparing the original Development Plan and Budget (or any Revised Development Plan and Budget currently in effect) are no longer valid.

On or before the expiration of ten (10) calendar days after receipt of the proposed Revised Development Plan and Budget, Landlord shall deliver written notice to Tenant setting forth Landlord’s approval or disapproval of all or any portion of the same. In the event Tenant does not receive a written notice of approval or disapproval from Landlord within such ten (10) calendar day period, then the proposed Revised Development Plan and Budget shall be deemed approved by Landlord. Notwithstanding the foregoing, until such time as the Revised Development Plan and Budget has been approved (or deemed approved) by the Landlord in accordance with the terms and conditions of this Section 5.2, the Tenant shall perform its duties in accordance with the Development Plan and Budget (or any Revised Development Plan and Budget, as the case may be), currently then in effect. Following the approval (or deemed approval) by the Landlord of the Revised Development Plan and Budget (if required hereunder), with respect to the period of time in question, all references in this Agreement to the Development Plan and Budget shall mean the Revised Development Plan and Budget.

5.3                Emergency Expenditures. As more fully set forth in Section 5.1 hereof, Tenant shall use commercially reasonable efforts to comply with the Development Plan and Budget. Notwithstanding anything contained in this Agreement to the contrary, in the event of any emergency affecting the safety of persons or property, or which is likely to result in substantial injury, damage or loss to the Landlord, Tenant is hereby authorized to act in a manner intended to mitigate or prevent threatened damage, injury or loss and, in connection therewith, if deemed prudent by the Tenant, and Tenant shall be entitled to make expenditures in excess of the limitations set forth in the Development Plan and Budget, without the necessity of securing the approval by the Landlord prior to such expenditure. Tenant shall deliver written notice to Landlord summarizing such emergency expenditures, together with copies of all invoices, receipts and other written documentation evidencing the amounts owing and/or payable. Upon Landlord’s approval of such expenditures, which approval shall not be unreasonably withheld, such expenditures shall be deemed to constitute Budgeted Development Costs.

5.4                Schedule. The schedule for design and development of the Development, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Agreement.

6.                   Landlord's Obligations.

6.1                Applications. Once each calendar month, but in no event earlier than twenty-one (21) calendar days after the last such submission, Tenant may submit to Landlord a request for payment of a portion of Development costs (each, an “Application”). The latest date on which Tenant may submit an Application is October 30, 2020 (the “Construction Contribution Deadline”), and Landlord shall thereafter be completely relieved of any obligation or liability with respect to funding any portion of the remaining portion of the Construction Contribution Amount (and Tenant shall not be entitled to apply any portion of the remaining Construction Contribution Amount toward its obligations under the Lease); provided, however, that any amounts required to be funded pursuant to any Application submitted to Landlord in accordance with this Agreement prior to the Construction Contribution Deadline may be funded after such date. Each Application shall include the following:

(a)                 A statement setting forth the total amount of the Construction Contribution Amount requested and supporting invoices from the general contractor, architect and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Construction Contribution Amount then being requested, as evidenced by AIA document G 702 Application and Certificate for Payment.

(b)                A certification by the general contractor that the Improvements, or the portion thereof for which payment is requested in that Application, has been completed pursuant to this Agreement and the applicable construction documents;

(c)                 Except with respect to the final Application, conditional lien waivers signed by every contractor, subcontractor and supplier who has a mechanics lien right for any work for which payment is requested stating:

(i)                  the contractor, subcontractor, supplier or other claimant waives conditionally any liens or right to lien with respect to any work for which payment is being requested in that Application;

(ii)                the amount theretofore received by such contractor, subcontractor or supplier;

(iii)              that the contract with the contractor, subcontractor or supplier has not been changed, or, if the contract has been changed, indicating the increase or decrease in the amount of the contract; and

(iv)               A list of the names and addresses of major subcontractors and major suppliers of labor and materials used in connection with the work for which payment is requested.

(d)                With respect to any work covered by the immediately preceding Application, copies of sworn statements and unconditional lien waivers signed by each contractor, subcontractor and supplier for whom such payment was made stating:

(i)                  that such contractor, subcontractor or material supplier unconditionally waives any liens or right to lien with respect to work for which payment has been received by such contractor, subcontractor and material supplier;

(ii)                the amount theretofore received by such contractor, subcontractor and material supplier; and

(iii)              that the contract with the contractor, subcontractor or supplier has not been changed, or, if the contract has been changed, indicating the increase or decrease in the amount of the contract.

6.2                Construction Payment. Within ten (10) calendar days of receiving a complete Application, Landlord will pay to Tenant the amount requested by Tenant in such Application (each such payment, a “Construction Payment”), provided that the aggregate amount of the Construction Payments does not exceed the Construction Contribution Amount. Notwithstanding the foregoing or any provision herein to the contrary, Landlord may withhold any Construction Payment, in whole or in part, upon the occurrence and continuation of any Tenant Event of Default.

7.                   No Other Compensation. Tenant acknowledges that Landlord’s agreement to enter into the Lease with Tenant and Landlord’s agreement to pay the amounts required hereunder relating to the construction and completion of the Development constitute the only compensation that Tenant is entitled to receive for the services to be performed and the work to be completed by Tenant pursuant to this Agreement. Other than the Construction Payments paid to Tenant in accordance with the terms and conditions of this Agreement, Tenant shall not be entitled to receive any payments, reimbursements or other compensation in connection with the performance of its duties, responsibilities and obligations under this Agreement. Furthermore, to the extent that the Development Costs exceed the amount of the Construction Contribution Amount, Tenant shall be solely responsible for all fees, costs and expenses incurred in connection with the completion of the Development, including, without limitation, the following: (a) all salaries, wages, compensation, bonuses and other benefits paid or payable to any and all employees, representatives, consultants, independent contractors and agents of Tenant; (b) rent and overhead for the offices of Tenant; (c) telephone, telegraph, postage and utility charges incurred by Tenant; (d) office supplies and materials of Tenant; and (e) any and all costs, fees and expenses incurred by Tenant with respect to the purchase, lease, maintenance and/or repair of any equipment, machines, furniture, fixtures and other personal property of Tenant.

8.                   Authorized Excess Development Costs. In the event Tenant incurs any Excess Development Costs without first obtaining Landlord’s prior written approval, such expenses shall be deemed to constitute “Unauthorized Excess Development Costs,” and Tenant shall be obligated to pay or otherwise satisfy such Unauthorized Excess Development Costs. If Tenant has obtained Landlord’s advanced written approval prior to incurring any Excess Development Costs in accordance with the provisions of Section 4 hereof, such approved expenses shall be deemed to constitute “Authorized Excess Development Costs,” and Landlord agrees to authorize the payment of (and reimburse Tenant for) such Authorized Excess Development Costs, subject to and in accordance with the terms and conditions of Section 6 of this Agreement.

In the event Tenant incurs any Unauthorized Excess Development Costs, Tenant hereby agrees to and shall indemnify, defend, hold harmless and protect Landlord and the Land from and against any mechanic’s or materialmen’s liens, or other liens, liabilities or encumbrances arising out of or in connection with any such Unauthorized Excess Development Costs.

Tenant shall follow the procedures set forth in Section 6 of this Agreement with respect to processing any Application for payment requests in connection with securing the payment of: (i) any Budgeted Development Costs; and (ii) any Authorized Excess Development Costs.

9.                   Term and Termination.

9.1                Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall terminate on the earlier to occur of the following events (each, a “Termination Event”):

(i)                  The Completion Date, provided, however, that in the event there are any items of work on any Punch-Lists to be performed subsequent to the Completion Date, the Term of this Agreement shall be extended until such time as the work to be performed pursuant to such Punch-Lists has been completed to the reasonable satisfaction of the Landlord; or

(ii)                Upon the termination of the Lease.

9.2                Default by Tenant. The occurrence of one or more of the following events shall constitute an event of default by Tenant under this Agreement (“Tenant Event of Default”):

(i)                  The failure of Tenant to timely perform and satisfy any of the material duties and obligations of Tenant under this Agreement and/or the Development Plan and Budget; provided, however, Tenant shall not be deemed to be in default of this Agreement if: (i) in the event the default is a monetary default and Tenant cures such monetary default within ten (10) business days after receipt of written notice from the Landlord of such monetary default; or (ii) in the event the default is a non-monetary default and Tenant commences the cure of such non-monetary default as soon as reasonably practicable following written notice thereof from the Landlord and completes such cure within thirty (30) calendar days after receipt of such written notice provided, however if such non-monetary default cannot reasonably be cured within such thirty (30) calendar day period, Tenant shall not be deemed to be in default of this Agreement if Tenant commences to cure such non-monetary default within such thirty (30) calendar day period, and thereafter diligently pursues the same to completion; or

(ii)                The commission of any act of gross negligence, willful misconduct, fraud, or intentional misrepresentation by Tenant, or any executive-level employee of Tenant, in connection with the performance by Tenant of its duties and obligations under this Agreement; or

(iii)              The occurrence of any Default by Tenant under the Lease.

Upon the occurrence of a Tenant Event of Default, Landlord and Tenant acknowledge and agree that such Tenant Event of Default shall constitute a Default by Tenant under the Lease and Landlord shall have all of the rights and remedies afforded to Landlord upon the occurrence of a Default by Tenant under the Lease, as well as any other rights and remedies afforded to Landlord at law or in equity, including, without limitation, the right to seek specific performance. Notwithstanding the foregoing, each of Landlord and Tenant hereby waive the right to recover consequential, special or punitive damages under this Agreement.

9.3                Procedure Upon Termination – Tenant Event of Default. Upon the effective date of any termination of this Agreement by Landlord due to a Tenant Event of Default, Landlord and Tenant hereby agree as follows:

(i)                  Tenant shall deliver to Landlord all notes, inspections, documents, agendas, instruments, studies, reports, surveys, maps, working plans, plans and specifications, correspondence, books and records, and all other materials in Tenant’s possession or control relating to the Development, including, without limitation, all original Project Agreements and Development Approvals; and

(ii)                Tenant shall assign and transfer to Landlord all of Tenant’s right, title and interest in and under to all Development Approvals and all Project Agreements in connection with the Development.

9.4                Effect of Termination. The termination of this Agreement shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement by the other party, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of, events occurring prior to the date of termination. Neither the right of termination nor the right to sue for damages, nor any other remedy available to either party hereunder, shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

9.5                Inspections by Landlord. Landlord shall have the right to inspect the Development at any time that it may elect, subject only to reasonable notice to Tenant and reasonable safety and security precautions which Tenant may impose with respect to inspection of the Development. At any time upon reasonable notice to Tenant, Landlord shall also have the right to inspect the books and records of Tenant relating to the construction, development and operation of the Development. To the extent that Landlord desires to copy books and records or other information in the files of Tenant relating to any aspect of the Development or Tenant’s performance hereunder, it may do so upon reasonable notice during normal business hours.

9.6                Indemnification.

(a)                 Indemnification by Tenant. Tenant hereby agrees to and shall indemnify, defend and hold harmless Landlord and its Affiliates, and their respective managers, members, partners, shareholders, officers, directors, agents, employees, successors and assigns, from and against any and all claims, demands, liabilities, causes of action, losses, costs, damages, expenses (including reasonable attorneys’ fees) or judgments arising out of, or in connection with, the following matters: (a) a default in the performance by Tenant of any of the covenants, duties or obligations to be performed by Tenant under this Agreement, including, without limitation, the occurrence of a Tenant Event of Default; (b) the performance by Tenant of any acts in connection with the Development or the Property outside the scope or the authority granted to Tenant under this Agreement; or (c) any gross negligence, fraud or intentional misconduct on the part of Tenant in connection with the performance, or any attempted performance of its duties, responsibilities or obligations under this Agreement; or (d) any negligence on the part of Tenant in connection with the performance, or any attempted performance of its duties, responsibilities or obligations under this Agreement to the extent such claims, demands, liabilities, causes of action, losses, costs, damages, expenses (including reasonable attorneys’ fees) or judgments are not otherwise paid or fully satisfied from the proceeds of any of the insurance policies maintained by the Parties hereunder.

(b)                Indemnification by Landlord. Landlord hereby agrees to and shall indemnify, defend and hold harmless Tenant and its Affiliates, and their respective managers, members, partners, shareholders, officers, directors, agents, employees, successors and assigns, from and against any and all claims, demands, liabilities, causes of action, losses, costs, damages, expenses (including reasonable attorneys’ fees) or judgments arising out of, or in connection with, the following matters: (a) a default in the performance by Landlord of any of the covenants, duties or obligations to be performed by Landlord under this Agreement, including, without limitation, the occurrence of an Landlord Event of Default; (b) any gross negligence, fraud or intentional misconduct on the part of Landlord in connection with the performance, or any attempted performance of its duties, responsibilities or obligations under this Agreement; or (d) any negligence on the part of Landlord in connection with the performance, or any attempted performance of its duties, responsibilities or obligations under this Agreement to the extent such claims, demands, liabilities, causes of action, losses, costs, damages, expenses (including reasonable attorneys’ fees) or judgments are not otherwise paid or fully satisfied from the proceeds of any of the insurance policies maintained by the Parties hereunder.

9.7                Default by Landlord. The occurrence of one or more of the following events shall constitute an event of default by Landlord under this Agreement (“Landlord Event of Default”):

(a)                 The failure of Landlord to timely perform and satisfy any of the material duties and obligations of Landlord under this Agreement; provided, however, Landlord shall not be deemed to be in default of this Agreement if: (i) in the event the default is a monetary default and Landlord cures such monetary default within ten (10) business days after receipt of written notice from the Tenant of such monetary default; or (ii) in the event the default is a non-monetary default and Landlord commences the cure of such non-monetary default as soon as reasonably practicable following written notice thereof from the Tenant and completes such cure within thirty (30) calendar days after receipt of such written notice; provided, however if such non-monetary default cannot reasonably be cured within such thirty (30) calendar day period, Landlord shall not be deemed to be in default of this Agreement if Landlord commences to cure such non-monetary default within such thirty (30) calendar day period, and thereafter diligently pursues the same to completion; and

(b)                The commission of any act of gross negligence, willful misconduct, fraud, or intentional misrepresentation, or any executive-level employee of Landlord, in connection with the performance by Landlord of its duties and obligations under this Agreement.

Upon the occurrence of a Landlord Event of Default, Landlord and Tenant acknowledge and agree that such Landlord Event of Default shall constitute a Default by Landlord under the Lease and Tenant shall have all of the rights and remedies afforded to Tenant upon the occurrence of a Default by Landlord under the Lease, as well as any other rights and remedies afforded to Tenant at law or in equity, including, without limitation, the right to seek specific performance.

10.                Insurance to Be Maintained by Tenant. During the Term of this Agreement, Tenant shall, at Tenant’s sole cost and expense, obtain and keep in full force and effect the following specified insurance:

10.1             Builder’s all-risk insurance covering the Improvements and all materials stored on the Land, together with such endorsements as may be reasonably required by Landlord.

10.2             Owner’s/Contractor’s protective liability insurance written on a broad-based occurrence coverage form against claims for personal injury (including bodily injury and death) and property damage, with a reasonably acceptable deductible, with a combined single limit for bodily injury and property damage of at least Two Million Dollars ($2,000,000) per occurrence.

10.3             Comprehensive or commercial general liability insurance written on a broad-based occurrence coverage form against claims for personal injury (including bodily injury and death) and property damage, with a reasonably acceptable deductible, with a combined single limit for bodily injury and property damage of at least Two Million Dollars ($2,000,000) per occurrence.

10.4             Owned, hired and non-owned automobile liability insurance on a broad-based occurrence coverage form covering all use of all automobiles, trucks and other motor vehicles utilized by Tenant and Tenant’s employees in connection with this Agreement with a combined single limit for bodily injury and property damage of at least One Million Dollars ($1,000,000) per occurrence.

10.5             Workers’ compensation insurance for Tenant’s employees to the extent required by applicable law and such other insurance that is necessary in connection with this Agreement that may be required by applicable law.

10.6             In the event specific insurance coverage is required under any of the Project Agreements, the Tenant shall cause all insurance coverages required under such Project Agreements to be obtained and maintained by the appropriate parties under the Project Agreements in accordance with the terms and conditions of such Project Agreements.

Landlord and any of its Affiliates designated by Landlord shall be included as an additional insured under the coverage specified in Sections 10.1 and 10.2 hereof. The insurance provided in this Section is primary and any other insurance maintained by such additional insured is non-contributing with the insurance provided in this Section with respect to all claims or liabilities arising out of or resulting from acts or omissions by or on behalf of the named insured. Each of the applicable insurance policies shall be issued by such companies authorized to do business in the State of Illinois. As evidence of the insurance coverage required pursuant to this Section, Landlord will accept certificates issued by Tenant’s insurance carrier, acceptable to Landlord, showing such policies are in full force and effect for the specified period, but Landlord has the right to review certified policies as reasonably necessary. Such evidence shall be delivered to Landlord promptly upon execution of this Agreement. Each policy and certificate shall be subject to Landlord’s reasonable approval and shall provide that such policy shall not be subject to material alteration to the detriment of Landlord or Tenant or cancellation without thirty (30) calendar days’ notice in writing to be delivered by certified mail to Landlord. Should any such policy of insurance expire or be canceled before the expiration of this Agreement and Tenant fails to immediately replace such other insurance as specified, Landlord reserves the right, but shall have no obligation, to procure such insurance at Tenant’s sole cost and expense.

In addition to the insurance required to be maintained by Tenant pursuant to this Section 10, Tenant shall be responsible for requiring all of the contractors and subcontractors doing construction work relating to the Development to purchase and maintain such insurance in conformance to the requirements set forth on Exhibit D attached hereto and incorporated herein by reference. Tenant shall also allow Landlord to inspect such evidence of insurance as Tenant obtains it from such contractors and subcontractors.

11.                Arbitration Procedure. In the event there is a dispute with respect to Landlord’s obligation to fund any Construction Payment to Tenant pursuant to Section 6.2, such dispute shall be resolved in accordance with this Section 11. For the avoidance of doubt, neither party shall be relieved of its obligations under this Agreement or the Lease during the pendency of any arbitration proceeding conducted pursuant to this Section.

11.1             Initial Meeting. If there is a claim, dispute, or other matter in question between Landlord and Tenant arising out of, or relating to, Landlord’s obligation to make a Construction Payment to Tenant under this Agreement (each, a “Disbursement Claim”), either party may give the other party written notice thereof and representatives of the parties (with or without accompanying legal counsel) shall meet in person or via telephone conference (an “Initial Meeting”) at a mutually agreed upon date and time (and location, if in person) within two (2) business days after the date of such notice. Each party’s representative attending the Initial Meeting shall have plenary authority to resolve the Disbursement Claim and shall attempt in good faith to resolve the Disbursement Claim in a mutually agreed upon manner at the Initial Meeting. If such Initial Meeting does not result in a mutually agreed upon resolution of the Disbursement Claim, then the parties’ only options shall be to either (i) waive the applicable Disbursement Claim, or (ii) pursue binding arbitration of the Disbursement Claim, as provided below. If a party does not initiate the binding arbitration procedure as provided for below, then such party shall be deemed to have waived the applicable Disbursement Claim (subject, however, to a party’s right to assert any appropriate counterclaims in the arbitration procedure if the other party does in fact commence the binding arbitration procedure as provided below).

11.2             Notice of Demand. No later than three (3) business days after the Initial Meeting, the complaining party may file a notice of demand for arbitration (the “Notice of Demand”) with the Regional Office of the American Arbitration Association (the “AAA”) nearest to the location of the Property and simultaneously give notice of such filing with a copy of the Notice of Demand to the other party. The Notice of Demand shall set forth the nature of the Disbursement Claim including the relief sought and the amount at issue.

11.3             Arbitrators. The parties shall use a panel of three (3) arbitrators to resolve the Disbursement Claim (the “Panel”). All arbitrators shall (A) be certified by the AAA, (B) have at least ten (10) years of experience in construction arbitration, (C) be independent and unrelated in business or otherwise to the parties, and (D) have demonstrated a continuing commitment to arbitration education and training.

11.4             Selection of Arbitrator(s). The Panel shall consist of one (1) architect, engineer, licensed attorney, or former judge (the “Architect Arbitrator”), one (1) general contractor, construction manager, licensed attorney, or former judge (the “Contractor Arbitrator”), and one (1) licensed attorney or former judge (the “Attorney Arbitrator”). The Attorney Arbitrator shall act as the chairperson of the Panel. The parties shall attempt to mutually agree upon the composition of the entire Panel. If the parties are unable to agree upon the composition of the entire Panel within three (3) business days after delivery of the Notice of Demand, the parties shall thereafter have two (2) business days to propose the arbitrators as follows. Tenant shall select the Contractor Arbitrator and the Landlord shall select the Architect Arbitrator. The two party-appointed arbitrators shall select the Attorney Arbitrator as the third arbitrator within two (2) business days thereafter. If any arbitrators required to be selected are not selected within the foregoing time periods for any reason whatsoever, the AAA shall select the applicable arbitrator(s) as soon as reasonably possible.

11.5             Answer / Counterclaims. Within five (5) business days after receipt of the Notice of Demand, the other party shall deliver to the Panel an answering statement. If no answering statement is filed within the stated time, the respondent will be deemed to deny the claims in the Notice of Demand (and shall be deemed to have waived the right to assert any counterclaims). Failure to file an answering statement shall not operate to delay the arbitration.

11.6             Joinder of Parties. Any arbitration may include by consolidation, joinder, or otherwise, any person or entity not a party to this Agreement if it is shown at the time the Notice of Demand is filed that (A) such person or entity is substantially involved in a common question of fact or law, (B) the presence of such person or entity is required if complete relief is to be afforded in the arbitration, and (C) the interest or responsibility of such person or entity in the matter is substantial; and such person or entity consents to such consolidation or joinder. All Disbursement Claims alleged within the same Notice of Demand shall be heard by the same Panel in the same arbitration.

11.7             Location. The arbitration hearing shall take place in the Chicago, Illinois area at a specific location mutually agreed to by Landlord and Tenant.

11.8             Brief. At least five (5) business days before the arbitration hearing, each party shall prepare and submit to the other party and the arbitrator(s) a brief or memorandum not to exceed five (5) pages discussing the issues, facts, applicable law and/or contract provisions and their position on the applicable Disbursement Claims together with a copy of any documents (or pertinent part thereof) referenced therein, except that any statutes or judicial decisions may simply be cited without attaching a copy. Each party’s brief should also specify any witnesses or documents it wishes to subpoena for the hearing.

11.9             Hearing.

(a)                 At the hearing, the claimant shall present evidence to support the applicable Disbursement Claim(s). The respondent shall then present evidence supporting its defense. Witnesses for each party shall also submit to questions from the arbitrator and the adverse party. Each party shall have the opportunity to question and review subpoenaed documents and witnesses based on its brief or memorandum submitted under Section 11.8, above. The arbitrator has the discretion to vary this procedure, provided that the parties are treated with equality and that each party has the right to be heard and is given a fair opportunity to present its case. Evidence shall be permitted in accordance with the current AAA Construction Industry Arbitration Rules (the “AAA Rules”).

(b)                The arbitrator, exercising his or her discretion, shall conduct the proceedings with a view toward expediting the resolution of the dispute and may direct the order of proof, bifurcate proceedings, and direct the parties to focus their presentations on issues the decision of which could dispose of all or part of the case.

(c)                 When deemed appropriate, the arbitrator may also allow for the presentation of evidence by alternative means including video conferencing, internet communication, telephonic conferences and means other than an in-person presentation. Such alternative means must still afford a full opportunity for all parties to present any evidence that the arbitrator deems material and relevant to the resolution of the dispute and when involving witnesses, provide an opportunity for cross-examination.

(d)                The parties may mutually agree to waive oral hearings in any case.

11.10         Written Opinion. The arbitrators shall render a written reasoned opinion regarding their decision (the “Final Arbitration Decision”) with respect to the applicable Disbursement Claims as soon as practicable after conclusion of the arbitration hearing, but in no event later than five (5) business days after conclusion of the arbitration hearing. The Final Arbitration Decision shall be limited to whether or not Landlord breached its obligation to fund any Construction Payments that are the subject of the Disbursement Claims and any resulting damages, including reimbursement of attorneys’ fees, awarded by the arbitrators to the prevailing party; provided that, in rendering such Final Arbitration Decision, the arbitrators shall take into account the remedies afforded to each party in the event of a default by the other party under the Lease so as to avoid either party having the right to recover amounts, directly or indirectly, in excess of the total damages awarded to such party pursuant to the Final Arbitration Decision, including, without limitation, any adjustment to Base Rent (as defined in the Lease) pursuant to Section 5.2.3 of the Lease. Any such Construction Payment amounts required by be funded by Landlord pursuant to the Final Arbitration Decision are referred to in the Lease as “Required Arbitration Construction Payments.” Furthermore, the parties acknowledge and agree that the Final Arbitration Decision shall not be deemed or construed so as to imply that Landlord has granted its consent, approval or authorization to the construction of any Improvements under this Agreement or the Lease or to any other matters requiring Landlord’s consent.

11.11          Fees and Expenses for Arbitration. The arbitrators shall be authorized and directed to award the substantially prevailing party in the arbitration with reimbursement of its arbitration and reasonable attorney’s fees, costs, and expenses. The arbitrators shall select the substantially prevailing part in their reasonable discretion.

11.12          Final and Binding. In accordance with the Federal Arbitration Act, the agreement to arbitrate in this Section 11 shall be final and incontestably binding upon the parties, and judgment may be entered in any court having jurisdiction.

11.13          Confidentiality. The parties (including the arbitrators) shall keep confidential and not disclose to third-parties the existence or outcome of any arbitration proceedings, except to the extent that disclosure is required by government authorities or under applicable law, or as necessary to preserve or pursue a claim for reimbursement, contribution, or indemnity against a third-party, or to preserve or pursue an insurance claim.

12.                Miscellaneous.

12.1             Notices. Any notice, request, demand, statement, authorization, approval, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered in accordance with the notice provisions set forth in Section 31 of the Lease.

12.2             Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous representations, arrangements, understandings and agreements by and between the Parties and/or their Affiliates, with respect to the subject matter covered by this Agreement, and any such representations, arrangements, understandings and agreements (other than this Agreement) are hereby cancelled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by both of the Parties hereto.

12.3             Severability. If any provision of this Agreement, or any portion of any such provision, is held to be unenforceable or invalid, the remaining provisions and portions shall nevertheless be carried into effect.

12.4             Remedies. All rights and remedies of the Parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the Parties may have. The Parties shall not be deemed to waive any of their rights or remedies under this Agreement or otherwise unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to a waiver of any right or remedy on any future occasion.

12.5             Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.

12.6             Assignment and Binding Effect. Neither Party may assign its rights or obligations under this Agreement, in whole or in part, without the written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and, subject to the foregoing limitations, their respective successors and assigns.

12.7             Incorporated by Reference. The Exhibits referred to in and attached to this Agreement are incorporated herein by reference.

12.8             Survival. Each provision of this Agreement which establishes rights and/or obligations which are intended to be enforceable after termination of this Agreement (including, without limitation, Sections 9.4 and 9.6) shall survive the termination of this Agreement and shall be binding upon the Parties for such period of time as may reasonably be required to give full effect to the intended application thereof.

12.9             Capacity to Sign. All of the parties covenant that they possess all necessary capacity and authority to sign and enter into this Agreement. All individuals signing this Agreement for a party that is a corporation, a limited liability company, a partnership or other legal entity, covenant that they have the necessary capacity, authority and power to act on behalf of, sign for and bind the respective entity on whose behalf they are signing.

12.10          Attorneys’ Fees. In the event any action is initiated for any breach or default in any of the terms or conditions of this Agreement, then the party in whose favor judgment shall be entered shall be entitled to have and recover from the non-prevailing party all costs and expenses (including attorneys’ fees) incurred in such action and any appeal therefrom.

12.11          Governing Law and Adjudication. This Agreement shall be governed by and interpreted in accordance with the laws (other than that body of law relating to conflicts of law) of the State of Illinois.

12.12         Further Assurances. Landlord and Tenant shall reasonably cooperate and execute such other documents and instruments reasonably requested by the other Party to more clearly evidence or carry out the provisions of this Agreement. Each Party shall cooperate with the other as reasonably appropriate to facilitate performance by the other Party of its obligations under this Agreement.

12.13          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

12.14          Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LANDLORD AND TENANT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS CONTRACT OR IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS CONTRACT OR IN CONNECTION WITH THE TRANSACTIONS RELATED HERETO OR CONTEMPLATED HEREBY OR THE EXERCISE OF ANY PARTY’S RIGHTS AND REMEDIES HEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF LANDLORD AND TENANT MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER PARTY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN LANDLORD AND TENANT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.15         Venue. EACH PARTY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS SITUATED IN OR HAVING JURISDICTION OVER THE COUNTY OF COOK, ILLINOIS IN ANY ACTION THAT MAY BE BROUGHT FOR THE ENFORCEMENT OF THIS AGREEMENT (WITH THE EXPRESS AGREEMENT THAT NO ACTION MAY BE BROUGHT IN FEDERAL COURT RELATING IN ANY WAY TO THIS AGREEMENT).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LANDLORD:

IIP- IL 3 LLC,
a Delaware limited liability company

By:	/s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

TENANT:

PHARMACANN LLC,
an Illinois limited liability company

By:	/s/ Brett Novey
Name: Brett Novey
Title: Authorized Signatory

The undersigned hereby executes this agreement to guaranty the payment obligations of the Landlord under this Agreement.

PARENT COMPANY:

IIP OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	/s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

[Signature Page to Development Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF LAND

PARCEL I:

All that certain lot or parcel of land situate in the County of Livingston, State of Illinois, and being more particularly described as follows:

Lots 1 and 2 of Dwight Industrial Park Subdivision, Village of Dwight, Livingston County, Illinois.

PIN: 05-05-02-300-013

AND

Lot 102 of Seniw’s Resubdivision of Lots 9 and 10 of Dwight Industrial Park Subdivision, Village of Dwight, Livingston County, Illinois.

PIN: 05-05-02-300-015

PARCEL II:

Together with the benefits and subject to the burdens as contained in Easement Agreement by and between Alan G. Seniw and Carol A. Seniw and Pharmacann, LLC, dated 8-22-2018 and recorded 8-27-2018 as Document No. 2018R-03425.

B-1

EXHIBIT B

DEPICTION OF IMPROVEMENTS

2 DWIGHT EXPANSION ELECTRICAL SINGLE LINE DIAGRAM

PROPOSED
ADDITION

1 GREENHOUSE EXPANSION PROPOSED SITE PLAN

E100

PharmaCann - Dwight

DILIGENT DESIGN GROUP

2

EXHIBIT C

DEVELOPMENT PLAN AND BUDGET

PHARMACANN LLC

Overview:

PharmaCann LLC is proposing to construct a cultivation addition to the current facility at 28479 East 3200 North Road, Dwight, Illinois 60420. The existing 3.65 acres will allow the expansion of cultivation addition to the east and directly adjacent to the existing processing facility.

The planned 18,265 Square feet addition will consist of five (5) flower grow areas ranging in size from 1,515 to 1,540 square feet, one Propagation and vegetation area at 3,166 square feet and one Mother grow area at 1,540 Square feet.

An 840 square feet mechanical equipment room,653 square feet electric room, 1,005 square feet storage room and 229 square feet vestibule will be included for equipment and material storage support area for the cultivation area addition.

Ten feet (10) wide corridors are planned to provide employee and service accessibility to all grow and support areas. A 150 square feet clean vestibule will provide one point, secured, and environmentally control access from the existing facility to the new cultivation addition.

PharmaCann

Dwight Building Addition Preliminary Budget

Trade/Description	New Addition (including transformer) - 18,363 s.f.
Sitework -- ---- General Contractor	$381,000
Concrete	$232,000
Metals	$973,000
Wood and Plastics	$14,000
Thermal and Moisture Protection	$213,000
Doors and Windows	$34,000
Finishes	$254,000
Mechanical	$1,634,000
Electrical	$1,144,000
IT and Fire Supression	$609,000
Green House	$3,098,000
General conditions and contigency	$996,000
SoftCost	$218,000
Total	$9,800,000

C-1

EXHIBIT D

INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any work performed in connection with the Development, whether such work is completed by Tenant or by any contractors or by any person directly or indirectly employed by Tenant or by any person for whose acts Tenant or any contractors may be liable:

1.       Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the work to be performed.

2.       Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3.       Claims for damages because of bodily injury, or death of any person other than Tenant’s employees or any contractors’ employees.

4.       Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any contractors or (b) by any other person.

5.       Claims for damages, other than for the work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6.       Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Each contractor’s Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c. Employer’s Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000
d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any work by such contractor or subcontractor and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Improvements, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord shall be named as an additional insured under each contractor’s Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractor. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

D-1